EXHIBIT 11

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                       Computation of Earnings Per Share
                    (In thousands, except per share amounts)

                                                      Three Months Ended            Nine Months Ended
                                                         September 30,                September 30,
                                                      1996          1995           1996          1995
                                                   ----------    ----------     ----------    ----------
Weighted Average Common Shares:
    Average Common Shares Outstanding                  53,300        50,000         53,300        50,000
   Average Restricted Stock Units Outstanding           5,140                        5,160
   Average Common Shares Issuable Under
     Employee Benefit Plans                             1,171                        1,303


   Pro forma average common shares upon
     issuance of Restricted Stock Units Under
     the Treasury Stock Method                              -         1,475                        1,475
                                                   ----------    ----------     ----------    ----------
                                                                                         -

Weighted Average Common Shares Outstanding             59,611                       59,763
                                                   ==========                   ==========

Pro forma Weighted Average Common Shares
 Outstanding                                                         51,475                       51,475
                                                                 ==========                   ==========

Earnings:
    Net Income                                      $  56,100     $  42,000     $  218,200     $ 121,500
     Less:  Preferred Stock Dividend Requirement        4,967         4,967         14,901        14,901
                                                   ----------    ----------     ----------    ----------

Earnings Applicable to Common Shares                $  51,133     $  37,033     $  203,299     $ 106,599
                                                   ==========    ==========     ==========    ==========


Earnings Per Common Share                           $    0.86                   $     3.40
                                                   ==========                   ==========


Pro forma Earnings Per Common Share                               $    0.72                    $    2.07
                                                                 ==========                   ==========

Weighted average common shares outstanding are the same for both primary and fully diluted earnings per common share.

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